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                                                                    Exhibit 99.1
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PRESS RELEASE
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Monarch Bancorp (OTC: MOBP)               SC Bancorp (AMEX: SCK)
30000 Town Center Drive                   3800 East La Palma Avenue
Laguna Niguel, CA 92677                   Anaheim, CA 92807-1798
Contact:  Hugh S. Smith, Jr.              Contact:  Larry D. Hartwig
          Chairman and                              President & Chief
          Chief Executive Officer                   Executive Officer
Phone:    310/477-2401                    Phone:    714/238-3111
FAX:      310/477-8611                    FAX:      714/630-4654


FOR IMMEDIATE RELEASE

MONARCH BANCORP AND SC BANCORP ANNOUNCE PLAN TO MERGE.
CREATION OF THE LARGEST BANK HEADQUARTERED IN ORANGE COUNTY WITH $1.4 BILLION IN ASSETS.

April 29, 1997


Monarch Bancorp and SC Bancorp jointly announced today that they have signed a definitive agreement to merge, subject to approval by banking regulators and shareholders of both companies. Under the terms of the merger, each shareholder of SC Bancorp will receive shares in Monarch Bancorp based upon a purchase price of $14.25 per share of SC Bancorp common stock and a floating exchange ratio for Monarch common stock within a market price ranging from $2.75 to $3.75 per share. Based upon a market price of Monarch Bancorp stock of $3.75, as of the close of trading on April 28, 1997, each shareholder of SC Bancorp would receive approximately 3.8 shares of Monarch Bancorp. The merger with SC Bancorp is not expected to affect the anticipated second quarter closing of the previously announced merger between Monarch Bancorp and California Commercial Bankshares.

Upon completion of the mergers, Monarch Bancorp would have three subsidiary banks: Western Bank in Los Angeles, National Bank of Southern California in Newport Beach and Southern California Bank in Anaheim. The assets of the combined companies were $1.4 billion at March 31, 1997. As a result of the merger, Monarch Bancorp will become one of the largest community banks operating in Southern California and the largest in the fast growing Orange County market.

Harold A. Beisswenger, Chairman of the Board of SC Bancorp and its subsidiary, Southern California Bank commented, "the joining of forces of Southern California Bank with Western Bank and National Bank of Southern California marks a momentous change to the landscape for community banking in Southern California. We are pleased that the combination of our organizations will allow Monarch's subsidiary banks to expand their product lines while simultaneously broadening loan opportunities throughout Southern California. Further, the creation of this super-community bank will allow each of the organizations to provide enhanced relationship banking services to their customers. There is an outstanding strategic fit between our organizations, and the combination of these companies will greatly enhance the value of our franchise and the value to be realized by our shareholders."

Upon completion of the merger, Hugh Smith will continue as Chairman of the Board and Chief Executive Officer of Monarch Bancorp and Mr. Beisswenger will become a Director of Monarch Bancorp. Matthew P. Wagner will continue his dual role as President of Monarch Bancorp and as the President and Chief Executive Officer of Western Bank, while Joseph Digange will continue as Chairman of the Board of Western Bank and a Director of Monarch Bancorp. Larry D. Hartwig will continue as President and Chief Executive Officer of Southern California Bank and will become a Director of Monarch Bancorp. Upon the close of the merger between Monarch Bancorp and California Commercial Bankshares, William H. Jacoby and
Mark H. Stuenkel will continue


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as Chairman of the Board and President of National Bank of Southern California,
respectively; and Robert McKay, the current Chairman of California Commercial Bankshares, as well as Messrs. Jacoby and Stuenkel, will become directors of Monarch Bancorp.

Mr. Smith, the Chairman and Chief Executive Officer of Monarch Bancorp, commented that he "could not be more pleased with the merger of our two organizations. The consolidation of these two fine organizations will allow the shareholders of Monarch Bancorp, California Commercial Bankshares and SC Bancorp to mutually benefit from the significant leveraging of our technology, operations and products, as well as the continued recovery of the California economy. The strategic combination of these banking institutions will enable each to provide a superior level of service to individuals and businesses throughout Southern California."

As previously announced, Monarch Bancorp (OTC: MOBP) expects to effect an 8.5 for 1 reverse stock split and to list its common stock on the NASDAQ National Market System upon the consummation of its merger with California Commercial Bankshares. With approximately 2,200 shareholders from the combinations of Monarch Bancorp, California Commercial Bankshares and SC Bancorp (AMEX: SCK), the companies expect an active market to develop for Monarch Bancorp's common stock.

It is anticipated that the merger will be consummated by the end of the fourth quarter of 1997, subsequent to obtaining the necessary shareholder and regulatory approvals.


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